UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No.         )

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VIRAGEN INTERNATIONAL, INC.

(Name of Registrant As Specified in Charter)

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VIRAGEN INTERNATIONAL, INC.

NOTICE OF STOCKHOLDER ACTION TO BECOME EFFECTIVE ON OR ABOUT

                    , 2007

To the Stockholders of Viragen International, Inc.:

NOTICE IS HEREBY GIVEN that the board of directors and the holder of a majority of the issued and outstanding voting securities of Viragen International, Inc., a Delaware corporation (the “Company”), have approved and authorized an amendment to our Certificate of Incorporation to effect a 1-for-40 reverse stock split of Viragen International, Inc.’s outstanding common stock. The amendment to our Certificate of Incorporation will be filed and will become effective on or about                     , 2007, but not sooner than 20 days following the date that this Notice and the accompanying Information Statement are first mailed to our Stockholders.

WE ARE NOT SOLICITING PROXIES AND WE REQUEST THAT YOU DO NOT SEND US A PROXY.

No action is required by you. The accompanying Information Statement is furnished only to inform our stockholders of the amendment to our Certificate of Incorporation before it becomes effective. This Information Statement is first being mailed to our stockholders on or about July     , 2007. Delivery of this Information Statement also constitutes notice to our stockholders, pursuant to Section 228(e) of the Delaware General Corporation Law, of the action taken by the holder of a majority of our outstanding voting securities.

We thank you for your continued support.

By Order of the Board of Directors

Dennis W. Healey Executive Vice President

Plantation, Florida

July     , 2007

VIRAGEN INTERNATIONAL , INC.

865 S.W. 78th Avenue, Suite 100

Plantation, Florida 33324

954-233-8377

INFORMATION STATEMENT

This Information Statement is being furnished to you by the board of directors of Viragen International, Inc. in connection with an amendment to our Certificate of Incorporation approved and authorized by our board of directors and Viragen, Inc., our parent company and the holder of a majority of our outstanding common stock (the “Majority Stockholder”). The amendment to our Certificate of Incorporation will be filed and will become effective on or about             , 2007, but no sooner than 20 days following the date this Information Statement is first mailed to our stockholders.

The need to hold a special meeting of stockholders to approve the amendment to our Certificate of Incorporation is eliminated by a provision of Delaware law that permits action that could be taken at a meeting of stockholders to be taken without a meeting, if the action is approved in writing by holders of at least a majority of our outstanding voting securities. By availing ourselves of this provision of Delaware law, we will avoid the cost and expense of soliciting proxies and holding an “in-person” special meeting of stockholders under circumstances where the outcome of the stockholder action is not in question.

This Information Statement is first being mailed on or about July     , 2007 to stockholders of record on June 26, 2007, and is being delivered to inform you that the Majority Stockholder has approved the amendment to our Certificate of Incorporation. A list of stockholders as of the record date is available for examination by any stockholder for a proper purpose during normal business hours at our offices. No dissenter’s rights are afforded to our stockholders under Delaware law in connection with the amendment to our Certificate of Incorporation. Delivery of this Information Statement also constitutes notice, pursuant to Section 228(e) of the Delaware General Corporation Law, of the action taken by the Majority Holder.

The entire cost of furnishing this Information Statement to stockholders will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them, and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us concerning the beneficial ownership of our outstanding common stock as of June 26, 2007, the record date:

•	each person known by us to be the owner of more than 5% of our outstanding common stock;
•	each of our directors;
•	each of our named executive officers (as such term is defined in Regulation S-K); and
•	all executive officers and directors as a group.

As of the record date, there were 77,665,320 shares of our common stock issued and outstanding. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the record date upon exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such a person (but not those held by any other person) and are exercisable within 60 days from the record date have been exercised. Unless otherwise indicated, we believe that each person has sole investment and voting power with respect to all shares shown as beneficially owned. Unless otherwise indicated the address of each beneficial owner is 865 S. W. 78th Avenue, Suite 100, Plantation, Florida 33324.

Name of Beneficial Owner	Capacity(ies) in Which Services are Provided	Amount and Nature of Beneficial Ownership		Percent of Class

Charles A. Rice	President, Chief Executive Officer and Director	-0-		—
Carl N. Singer	Chairman of the Board	50,000	(1)	*
Dennis W. Healey	Executive Vice President, Chief Financial Officer, Secretary, Treasurer and Director	100,000		*
William H. Stimson, Ph.D.	Director	27,500	(1)	*
Nicholas M. Burke	Vice President and Controller	12,500	(1)	*
All officers and directors as a group (of 5 persons)		190,000	(2)	*
Viragen, Inc.		59,818,301		77.0%

*	Less than 1%.

(1)	Consists of shares issuable upon exercise of outstanding options.

(2)	Includes 90,000 shares issuable upon exercise of outstanding options.

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

On June 14, 2007, Viragen, Inc., our parent and the holder of 59,818,301 shares, or approximately 77.0%, of our outstanding common stock (the “Majority Stockholder”), executed a written consent in lieu of a special meeting of our stockholders to authorize and approve an amendment to our Certificate of Incorporation to effect a 1-for-40 reverse stock split of Viragen International, Inc.’s outstanding common stock (the “Amendment”). The form of Amendment is attached hereto as Exhibit A and is incorporated herein by reference. The written consent provides that it is to become effective as soon as possible, but in no event sooner than the later of completion of all regulatory requirements or 20 days following the date on which this Information Statement is first mailed to our stockholders. Our board of directors has also authorized and approved the Amendment.

The Amendment

We are currently authorized to issue 90,000,000 shares of common stock, $.01 par value per share, of which, 77,665,320 shares are issued and outstanding as of June 26, 2007, the record date. The following table reflects the number of authorized, outstanding, reserved and unreserved shares of common stock before the Amendment:

	Prior to the Reverse Stock Split	Following the Reverse Stock Split
Authorized shares	90,000,000	90,000,000
Less:
Outstanding shares of common stock	77,665,320	1,941,633
Shares reserved for future issuance, as follows:
Outstanding Options	90,000	2,250
Milestone Payments (1)	11,732,760	293,319

Unreserved shares available for issuance	511,920	87,762,798

(1)	Consists of shares issuable to the former stockholders of BioNative AB in the event that previously agreed-upon milestones are achieved.

The Amendment provides that each forty (40) shares of our common stock outstanding immediately prior to the effective date of the Amendment (the “Old Shares”) will be automatically converted into one (1) share of our common stock (the “New Shares”), thereby reducing the number of outstanding shares of our common stock to approximately 1,941,633 shares, subject to rounding or the issuance of additional shares of our common stock between the record date and the effective date of the Amendment. We have no present intention to issue any additional shares of our common stock before the effective date of the Amendment.

Reasons for and Effects of the Reverse Stock Split

Our common stock is quoted on the OTC Bulletin Board under the symbol “VGNI.” On June 26, 2007, the last sale price of our common stock was $0.03 per share. Our board of directors believes that the large number of shares of common stock outstanding combined with our low share price makes our common stock unattractive to certain members of the investing public, including institutional investors, and that our capitalization adversely affects our ability to raise additional working capital. Our board of directors also believes that the relatively low per-share market price of our common stock impairs the acceptability of our common stock to potential acquisition candidates and, because of the low price of our common stock, the perception of our company as a viable business enterprise is negatively impacted. Many analysts will not or are not permitted to initiate coverage on any securities that trade below $5.00 and certain investors view low-priced stock as unattractive or, as a matter of policy, are precluded from purchasing low-priced securities. However, certain other investors may be attracted to low-priced stock because of the greater trading volatility sometimes associated with such securities.

Because brokerage commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of our common stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that represent a higher percentage of their total share value than would be the case if the share price were substantially higher. This factor also may limit the willingness of institutions to purchase our common stock at its current price levels.

Finally, as disclosed in our public filings, we are funded by our parent, Viragen, Inc. and from time-to-time Viragen, Inc. has converted its advances to us into additional equity. Viragen Inc.’s cash and cash equivalents will not be sufficient to meet our operating requirements after approximately July 31, 2007. Thereafter, additional financing will be required, either from Viragen, Inc. or otherwise, in order to fund our operations. As further disclosed in our public filings, we have commenced implementing, and will continue to implement, various measures to address our financial condition, including continuing to seek debt and equity financing, funding through strategic partnerships, as well as distribution partners for Multiferon® to generate licensing and sales revenue and investigating and pursuing transactions including mergers, asset sales and other business combinations deemed by our board of directors to present attractive opportunities to enhance stockholder value. Based upon the number of authorized but unreserved shares of common stock, we currently do not have sufficient authorized shares to either permit Viragen, Inc. to convert our indebtedness to it into common stock or attract equity funding.

For these reasons our board of directors has chosen to adopt and recommend the Amendment to our Majority Stockholder and our Majority Stockholder has chosen to approve the Amendment.

On the effective date of the Reverse Stock Split, the price of our common stock as quoted on the OTC Bulletin Board will be immediately adjusted to give effect to the reduction in the number of shares of our common stock that will be outstanding. As the market price of our common stock, however, is also based on factors which may be unrelated to the number of shares outstanding, there are no assurances that the market price of our common stock will remain at the price it will be quoted immediately upon the effectiveness of the Reverse Stock Split. Other factors which also impact the market price of our common stock include our performance, general economic and market conditions and other factors, many of which are beyond our control. The market price per new share of the New Shares may not rise or remain constant in proportion to the reduction in the number of Old Shares outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split. In addition, the liquidity of our common stock may be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split as the split will increase the number of stockholders who own odd-lots. An odd-lot is fewer than 100 shares. Such stockholders may experience an increase in the cost of selling their shares and may have greater difficulty in making sales.

The Amendment will not change the number of shares of common stock we are authorized to issue. Our board of directors considered reducing the number of shares of authorized common stock in connection with the Reverse Stock Split, but determined that the availability of additional shares will be necessary in order for Viragen, Inc. to convert our debt to them into equity and in order for us to consummate any future financing transactions or business combination. The availability of additional authorized shares will allow our board of directors to issue shares for corporate purposes, if appropriate opportunities should arise, without further action by the stockholders or the time delay involved in obtaining stockholder approval (except to the extent that approval is otherwise required by applicable law). Such purposes could include meeting requirements for capital expenditures or working capital or, depending on the market conditions, effecting future acquisitions of other businesses through the issuance of shares of our common stock or securities convertible into shares of our common stock.

We have not identified any third parties or particular transactions for issuing the additional shares, we are not a party to any commitment, understanding or agreement to do so and no issuance of the newly authorized shares is presently contemplated, except that Viragen, Inc. intends to convert approximately $25 million of our debt to them into our equity. Assuming a market price of $1.20 per share (forty times the market price of our common stock on June 26, 2007), the conversion of $25 million in indebtedness to Viragen would result in the issuance of 20,833,333 post-split shares of our common stock.

The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us or proportionate voting power, except to the extent that the Reverse Stock Split results in any of our stockholders becoming entitled to a fractional share. In lieu of issuing fractional shares, we will issue any stockholder who otherwise would have been entitled to receive a fractional share as a result of the Reverse Stock Split, one full share of our common stock.

On the effective date of the Reverse Stock Split:

•

the number of outstanding shares of Viragen International’s common stock will be reduced to approximately one-fortieth the number of outstanding shares immediately prior to the effective date and the number of shares owned by each holder of common stock will be reduced by the ratio of 40-to-1 shares of common stock he or she owned immediately prior to the Reverse Stock Split, subject to rounding.

•	the per share loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

•

all outstanding options and milestone payments entitling the holders thereof to acquire shares of common stock will enable the holders to purchase, upon exercise of their options and attainment of their milestones, one-fortieth of the number of shares of common stock which the holders would have been able to acquire upon exercise of their options and attainment of their milestones immediately preceding the Reverse Stock Split at the same aggregate price, if any, required to be paid upon exercise immediately preceding the Reverse Stock Split.

The Reverse Stock Split will have no effect on the par value of our common stock, which will remain $.01 per share. As a result, on the effective date of the Reverse Stock Split, the stated capital on our balance sheet attributable to our common stock will be reduced to one-fortieth of its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The New Shares will be fully paid and non-assessable.

Our common stock, which is presently quoted on the OTC Bulletin Board under the symbol VGNI, will be quoted at the post-split price on the effective date of the Amendment under a new symbol. Prior to the effective date of the Amendment we will make an announcement of the new trading symbol for our post-split common stock, as well as the new CUSIP number which will be assigned.

Manner of Effecting the Reverse Stock Split and the Exchange of Stock Certificates

The Reverse Stock Split will be effected by the filing of the Amendment with the Secretary of the State of Delaware. The Reverse Stock Split will become effective following receipt of all required regulatory authorizations, and on the date specified in the Amendment (the “Effective Date”). The Effective Date will not occur prior to 20 days following the date this Information Statement is first mailed to stockholders.

Stockholders whose shares are held by their brokers or other nominees in street name need not submit certificates to exchange their Old Shares for New Shares, as the exchange of shares will be made by your broker or nominee. Stockholders of record may exchange their Old Shares for New Shares by following the procedure described in the next paragraph.

As soon as practicable after the Effective Date, we will send a letter of transmittal to each holder of record of Old Shares outstanding on the Effective Date. The letter of transmittal will contain instructions for the surrender of certificates representing the Old Shares. Upon proper completion and execution of the letter of transmittal and return thereof, together with certificates representing Old Shares, a stockholder will be entitled to receive a certificate representing the number of New Shares into which his Old Shares have been reclassified as a result of the Reverse Stock Split. Stockholders should not submit any certificates until requested to do so. No new certificate will be issued to a stockholder until such stockholder has surrendered his outstanding certificates together with the properly completed and executed letter of transmittal. Until so surrendered, each outstanding certificate representing Old Shares will be deemed for all corporate purposes after the Effective Date to evidence ownership of New Shares in the appropriately reduced number.

The Reverse Stock Split will occur on the Effective Date of the Amendment without any further action on the part of our stockholders. Following the Effective Date of the Amendment, the share certificates representing the Old Shares will continue to be valid, representing the number of New Shares the holder will own on the Effective Date of the Amendment. After the Effective Date of the Amendment, each share certificate representing Old Shares will be deemed to represent 1/40th share of our common stock. Certificates representing New Shares will be issued in due course as Old Share certificates are tendered for exchange or transfer to our transfer agent, Mellon Investor Services, LLC. We request that stockholders do not send in any of their stock certificates at this time.

Certificates evidencing New Shares that are issued in exchange for Old Shares will retain the same restrictive legend, if any, as on certificates evidencing the Old Shares. In addition, for purposes of determining the term of the restrictive period applicable to the New Shares, the time period during which a stockholder has held their Old Shares will be included in the total holding period.

Certain Federal Income Tax Consequences

We believe that the federal income tax consequences of the Reverse Stock Split to holders of Old Shares and holders of New Shares will be as follows:

1.	Except as set forth in (5) below, no gain or loss will be recognized by a stockholder on the surrender of the Old Shares or receipt of a certificate representing New Shares.

2.	Except as set forth in (5) below, the aggregate tax basis of the New Shares will equal the aggregate tax basis of the Old Shares exchanged.

3.	Except as set forth in (5) below, the holding period of the New Shares will include the holding period of the Old Shares if such Old Shares were held as capital assets.

4.	The Conversion of the Old Shares into the New Shares will produce no gain or loss to us.

5.	The Federal income tax consequences of the receipt of an additional share of common stock in lieu of a fractional interest is not clear but may result in tax liabilities which should not be material in amount in view of the low value of the fractional interest.

Our beliefs regarding the tax consequence of the Reverse Stock Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as bank, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities.

The state and local tax consequences of the Reverse Stock Split may vary significantly as to each stockholder, depending upon the state in which he resides.

The foregoing summary is included for general information only. Accordingly, stockholders are urged to consult their own tax advisors with respect to the Federal, State and local tax consequences of the Reverse Stock Split.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

EXHIBIT A

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF

VIRAGEN INTERNATIONAL, INC.

(A Delaware Corporation)

Pursuant to Section 242 of the Delaware General Corporations Law, the undersigned, being the Executive Vice President of Viragen International, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that the following resolutions were adopted by the Corporation’s Board of Directors and its stockholders as hereinafter described:

RESOLVED, that at the effective time of this amendment, each issued and outstanding share of common stock of the Corporation shall be subject to a reverse split at the rate of one (1) for forty (40), with all fractional shares rounded to the nearest whole share. The effective time of this amendment shall be             , 2007.

The foregoing resolution and this Certificate of Amendment were adopted by the Board of Directors of the Corporation pursuant to a written consent of the directors of the Corporation dated June 14, 2007 in accordance with Section 141 of the Delaware General Corporation Law, and by the written consent dated June 14, 2007 of the holders of shares of the Corporation’s voting stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned, being the Executive Vice President of this Corporation, has executed this Certificate of Amendment to the Corporation’s Certificate of Incorporation as of             , 2007.

VIRAGEN INTERNATIONAL, INC.

By:
Dennis W. Healey Executive Vice President